Exhibit 10.4

First Amendment
Franklin Federal Savings Bank Employment Agreement
(Richard T. Wheeler, Jr.)

WHEREAS, Franklin Federal Savings Bank (the “Bank”) and Franklin Financial Corporation, (the “Company”), have previously entered into an employment agreement (the “Agreement”) with Richard T. Wheeler, Jr. (the “Executive”); and

WHEREAS, the Bank, the Company and the Executive have determined that a modification to the Agreement is necessary and appropriate, and desire to enter into this First Amendment (the “Amendment”) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Bank, the Company and the Executive hereby amend Section 5.1, effective as of the Effective Date of the Agreement (as defined therein),  to read as follows:

“5.1           Change in Control Benefits. If a Change in Control occurs during the term of this Agreement and, thereafter, the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, the Bank shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to three (3) times the Executive’s average annual compensation.  For this purpose, average annual compensation means the Executive’s average annual taxable income reported by the Bank (or any affiliate of the Bank) for the five (5) calendar years immediately preceding the calendar year in which the Change in Control occurs, provided, however, that such average annual taxable income shall not include any amount reported in the Executive’s Corrected Wage and Tax Statement on Form W-2c, Box 11, relating to distributions received by the Executive from the 2001 Amended and Restated Franklin Federal Savings Bank Deferred Compensation Plan for Directors and Senior Officers.  The payment required under this paragraph is payable no later than five (5) business days after the Executive’s termination of employment.  If the Executive receives payment under Section 5.1, the Executive shall not be entitled to any additional severance benefits under Section 4.1 of this Agreement.  In addition to the cash severance benefit provided for under this Section 5.1, the Company shall provide the Executive with the post-termination insurance coverage described in Section 4.2(a) of this Agreement, subject to the provisions of Section 4.2(b) of this Agreement.”

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In all other respects, the parties hereby ratify and affirm the terms of the Agreement.

IN WITNESS WHEREOF, the Bank and the Company have caused this Amendment to be executed by duly authorized officers, and the Executive has signed this Amendment, as of the 21 day of December, 2011.

FRANKLIN FEDERAL SAVINGS BANK

By:	/s/ Elizabeth W. Robertson

FRANKLIN FINANCIAL CORPORATION

By:	/s/ Elizabeth W. Robertson

/s/ Richard T. Wheeler, Jr.
Richard T. Wheeler, Jr.